Sheet1

MuniYield Quality Fund II, Inc.
File Number: 811-6728
CIK Number: 887394
For the Period Ending: 4/30/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six months ended April 30, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/20/2001	$ 1,200	Harris Co Tx Hlth Facs	5.00%	02/15/2027

Last Updated on 06/28/2001
By Karen Lang